Exhibit 99.1

FOR IMMEDIATE RELEASE

Bio-Rad Reports Second Quarter Financial Results

HERCULES, CA – August 4, 2005 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the second quarter ended June 30, 2005. Second-quarter net sales from continuing operations were $291.3 million, up 11.8 percent compared to the $260.5 million reported for the second quarter of 2004, while sales were up by 8.5 percent on a currency neutral basis for the same period. This increase was the result of strong sales in the areas of diabetes monitoring, blood virus screening, quality controls, protein expression analysis and amplification products (due in part to the acquisition of MJ Research). While overall profit margins were down slightly due to the declining average selling price of BSE tests and real time PCR instrumentation, Bio-Rad continues to retain significant market share of the BSE business worldwide and has now resumed the sale of real time PCR products in Japan, following a ruling by the Japanese patent authority invalidating Applera’s patent. Second quarter income from continuing operations was $18.4 million, or $0.71 per share, down 9.3 percent from the same period last year, due to the company’s continuing investment in systems and infrastructure and increased interest expense associated with the sale of bonds in December 2004.

Net sales for the first half of the year increased by 12.8 percent to $590.5 million compared to the $523.3 million reported in the same period of 2004. Income from continuing operations increased by 11.7 percent to $47.9 million, or $1.85 per share, compared to $42.9 million, or $1.67 per share, for the first six months of 2004. Year-over-year net sales for the Life Science segment increased by 17.7 percent to $277.2 million, compared to the $235.5 million reported June 30, 2004; Clinical Diagnostics net sales also increased to $307.2, up 8.4 percent from the $283.3 million reported for the first six months of 2004.

Second-Quarter Highlights

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Net sales for the quarter increased by 11.8 percent to $291.3 million compared to $260.5 million reported in the second quarter of 2004.

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Life Science segment net sales for the quarter were $133.1 million, up 16.9 percent over the same period last year, which includes a 3.2 percent increase due to currency effects. Sales of the Bio-Plex platform and protein expression analysis reagents used with this system continue to grow and sales of the new ExperionTM automated electrophoresis system are also increasing significantly.

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The Life Science segment introduced several new products during the second quarter which include the EXQuest proteomics robotics platform used in protein expression research to harvest samples from two-dimensional electrophoresis gels, and two real time amplification platforms, the iQ5 and the MiniOpticon, which is among the first generation of new products to come out of the acquisition of MJ Research. Integration of MJ continues to proceed as planned and Bio-Rad now operates direct selling and support channels in most regions.

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Another significant event during the quarter was the official USDA confirmation of the first reported indigenous case of BSE in the United States in June. These results corroborate the initial findings of two

Bio-Rad BSE screening tests conducted on the suspect cow last November. The company’s tests have been used to screen more than 400,000 cattle in the USDA’s enhanced surveillance program.

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Clinical Diagnostics segment net sales for the quarter were $155.2 million, an increase of 7.5 percent compared to the $144.4 million reported in the second quarter of 2004. A little less than half of this gain is the result of currency effects. Strong sales of blood virus screening products in the U.S. transfusion sector and expanding worldwide demand for the company’s quality control products were the primary contributors to increased quarterly net sales. Other gains in the Clinical Diagnostics segment include increased sales of newborn screening products in Northern Europe and strong demand for the company’s diabetes monitoring products in Asia Pacific.

“At the halfway mark of 2005, it appears that the year is shaping up to be another one of progress on a number of fronts. Sales in many regions are meeting or exceeding expectations, new products are finding acceptance around the world and the outlook for the remainder of the year is positive,” said President and Chief Executive Officer Norman Schwartz.

Management will discuss these results in a conference call scheduled for 2:00 p.m. PT (5:00 p.m. ET) today, August 4, 2005. Interested parties can access the call by dialing 866-271-6130 (in the U.S.), or 617-213-8894 (international), access number 76386582. The live web cast can be accessed at ("http://www.bio-rad.com"). A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 57744653 for seven days following the call and the web cast can be accessed at "http://www.bio-rad.com" for 30 days.

Bio-Rad Laboratories, Inc. ("http://www.bio-rad.com") is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves thousands of research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

Various statements made within this press release may constitute “forward-looking statements” for purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectations.

For more information, contact:
Christine Tsingos, Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

Phone:  (510) 724-7000
E-mail: investor_relations@bio-rad.com

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BIO-RAD LABORATORIES, INC.
Second Quarter 2005
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net sales	$ 291,302	$ 260,546	$ 590,473	$ 523,295
Cost of good sold	130,659	110,885	263,424	224,370
Gross profit	160,643	149,661	327,049	298,925

Selling, general and administrative expense	104,222	90,199	203,720	177,256
Product research and development expense	28,499	25,545	55,322	49,878
Purchased in-process research and development expense	--	--	--	900
Interest expense	8,044	4,919	16,161	9,969
Foreign exchange (gains) losses, net	(922)	545	(1,199)	747
Other (income) expense, net	(4,689)	(866)	(10,527)	(650)
Income from continuing operations before taxes	25,489	29,319	63,572	60,825
Provision for income taxes	7,101	9,048	15,664	17,934
Income from continuing operations	18,388	20,271	47,908	42,891
Discontinued operations
Discontinued operations (net of tax)	--	(845)	--	(1,487)
Gain on divestiture (net of tax)	--	3,437	3,974	3,437
Total discontinued operations	--	2,592	3,974	1,950
Net income	$ 18,388	$ 22,863	$ 51,882	$ 44,841

Basic earnings per share:
Continuing operations	$ 0.71	$ 0.79	$ 1.85	$ 1.67
Discontinued operations	--	0.10	0.15	0.08
Net income	$ 0.71	$ 0.89	$ 2.00	$ 1.75

Weighted average common shares	26,020	25,699	25,965	25,662

Diluted earnings per share:
Continuing operations	$ 0.69	$ 0.76	$ 1.80	$ 1.62
Discontinued operations	--	0.10	0.15	0.07
Net income	$ 0.69	$ 0.86	$ 1.95	$ 1.69

Weighted average common shares	26,610	26,504	26,583	26,474

BIO-RAD LABORATORIES, INC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2005	December 31, 2004

Current Assets:
Cash and cash equivalents	$ 252,132	$ 195,734
Restricted cash	35,565	--
Short-term investments	91,252	165,899
Accounts receivable, net	243,387	261,243
Inventories, net	211,526	205,512
Prepaid expenses, taxes and other current assets	83,496	80,072
Total current assets	917,358	908,460

Net property, plant and equipment	189,802	202,324
Goodwill	113,276	113,276
Purchased intangibles, net	53,260	58,638
Other assets	118,879	109,304
Total assets	$ 1,392,575	$ 1,392,002

Current liabilities:
Notes payable and current maturities of long-term debt	$ 11,479	$ 9,457
Accounts payable	69,254	71,194
Accrued payroll and employee benefits	67,926	79,061
Sales, income and other taxes payable	11,549	15,835
Other current liabilities	130,640	139,828
Total current liabilities	290,848	315,375

Long-term debt, net of current maturities	425,864	425,979
Deferred tax liabilities	27,011	24,772
Other long-term liabilities	20,208	28,988
Stockholders’ equity	628,644	596,888
Total liabilities and stockholders’ equity	$ 1,392,575	$ 1,392,002

Certain items have been reclassified to conform to the current year presentation.

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Cash flows from operating activities:
Cash received from customers	$ 583,459	$ 517,385
Cash paid to suppliers and employees	(527,665)	(440,664)
Interest paid	(15,459)	(9,866)
Income tax payments	(20,161)	(20,860)
Miscellaneous receipts	8,971	3,568
Discontinued operations	(1,327)	(2,019)
Net cash provided by operating activities	27,818	47,544

Cash flows from investing activities:
Capital expenditures, net	(17,591)	(29,057)
Other investing activities	40,585	(55,181)
Net cash provided by (used in) investing activities	22,994	(84,238)

Cash flows from financing activities:
Payments on long-term debt	(231)	(212)
Other financing activities	5,323	3,465
Net cash provided by financing activities	5,092	3,253

Effect of exchange rate changes on cash	494	1,325

Net increase (decrease) in cash and cash equivalents	56,398	(32,116)
Cash and cash equivalents at beginning of period	195,734	65,395
Cash and cash equivalents at end of period	$ 252,132	$ 33,279

Reconciliation of income from continuing operations to net cash provided by operating activities:
Income from continuing operations	$ 47,908	$ 42,891
Adjustments to reconcile net income to net cash provided by
operating activities (net of effects of acquisitions):
Depreciation and amortization	30,091	22,881
Changes in working capital	(45,925)	(19,540)
Other	(8,230)	2,799
Discontinued operations	3,974	(1,487)
Net cash provided by operating activities	$ 27,818	$ 47,544

Certain items have been reclassified to conform to the current year presentation.